UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          Third Wave Technologies, Inc.
                          -----------------------------
                                (Name of Issuer)

                         Common Stock ($.001 par value)
                         ------------------------------

                                    88428W108
                                    ---------
                                 (CUSIP Number)

                               Kenneth R. McGuire
                                 P.O. Box 573070
                                Tarzana, Ca.91357
                                (818) 618 - 7350

                                   ----------

                                February 14, 2004
             ------------------------------------------------------
             (Date of event which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)


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CUSIP No.88428W108                                             Page 2 of 4 pages

1        Name of Reporting Person                    Kenneth Robert McGuire
         S.S. or I.R.S. Identification No.           (Intentionally Omitted)
         of Above Person
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2        Check the Appropriate Box if a                        (a)  [ ]
         Member of a Group                                     (b)  [x]

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3        SEC Use Only

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4        Citizenship or place of Organization                  USA

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                               5        Sole Voting
                                        Power                  2,503,050
Number of Shares
Beneficially Owned
Reporting Person With
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                               6        Shared Voting
                                        Power

                               -------------------------------------------------
                               7        Sole
                                        Dispositive
                                        Power                  2,503,050

                               -------------------------------------------------
                               8        Shared
                                        Dispositive
                                        Power                  2,503,050

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9        Aggregate Amount Beneficially
         Owned By Each Reporting Person                        2,503,050

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10       Check box if the aggregate Amount
         in Row 11 Excludes Certain Shares                           [ ]
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11       Percent of Class Represented by
         Amount in Row (9)                                     6.37%

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14       Type of Reporting Person                                     IN

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


CUSIP No.88428W108                                             Page 3 of 3 pages

Signature:

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2004

                  /s/ Kenneth R. McGuire
                  ----------------------
                  Kenneth R. McGuire